SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No.1)*


                           Persistence Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  715329 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 4, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

--------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 715329108                   13G                      Page 1 of 9 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Morgan Stanley Dean Witter & Co.
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY

--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                          5.  SOLE VOTING POWER               -0-
      NUMBER OF
        SHARES            ------------------------------------------------------
     BENEFICIALLY
       OWNED BY           6.  SHARED VOTING POWER       1,148,460 Common Shares
         EACH
      REPORTING           ------------------------------------------------------
     PERSON WITH
                          7.  SOLE DISPOSITIVE POWER          -0-

                         -------------------------------------------------------

                          8.  SHARED DISPOSITIVE POWER  1,148,460 Common Shares

--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,148,460 Common Shares
--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.8%
--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 715329108                   13G                      Page 2 of 9 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSIT Holdings, Inc.
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY

--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                          5.  SOLE VOTING POWER               -0-
      NUMBER OF
        SHARES            ------------------------------------------------------
     BENEFICIALLY
       OWNED BY           6.  SHARED VOTING POWER         967,775 Common Shares
         EACH
      REPORTING           ------------------------------------------------------
     PERSON WITH
                          7.  SOLE DISPOSITIVE POWER          -0-

                         -------------------------------------------------------

                          8.  SHARED DISPOSITIVE POWER    967,775 Common Shares

--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         967,775 Common Shares
--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.9%
--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 715329108                   13G                      Page 3 of 9 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Morgan Stanley Venture Capital II, Inc.
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY

--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                          5.  SOLE VOTING POWER               -0-
      NUMBER OF
        SHARES            ------------------------------------------------------
     BENEFICIALLY
       OWNED BY           6.  SHARED VOTING POWER         180,685 Common Shares
         EACH
      REPORTING           ------------------------------------------------------
     PERSON WITH
                          7.  SOLE DISPOSITIVE POWER          -0-

                         -------------------------------------------------------

                          8.  SHARED DISPOSITIVE POWER    180,685 Common Shares

--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         180,685 Common Shares
--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.9%
--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     Persistence Software, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     1720 S. Amplett Blvd.
     Third Floor
     San Mateo, CA 94402

Item 2(a).  Name of Person Filing:

     This statement is filed on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         Morgan Stanley Dean Witter & Co. ("Morgan Stanley")

         MSIT Holdings, Inc. ("MSIT")

         Morgan Stanley Venture Capital II, Inc. ("MSVC II")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MSVC II is:

     1221 Avenue of the Americas
     New York, New York 10020

     The address of the principal business office of MSIT and Morgan Stanley is:

     1585 Broadway
     New York, New York 10036

Item 2(c).  Citizenship:

         The citizenship of Morgan Stanley, MSIT and MSVC II is Delaware.

Item 2(d).  Title of Class of Securities:

         This statement relates to the Company's Common Stock, par value $0.001 per share.

Item 2(e).  CUSIP Number:

         715329 10 8

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

         (a)   [ ]  Broker or dealer registered under Section 15 of the
                    Exchange Act;

         (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)   [ ]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

         (d)   [ ]  Investment company registered under Section 8 of the
                    Investment Company Act;

         (e)   [ ]  An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E);

         (f)   [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)   [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4. Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.

     (a) Amount beneficially owned:

     As of December 31, 2000, MSVC II held 180,685 Common Shares. As of December 31, 2000, MSIT owned 967,775 Common Shares. Morgan Stanley, as the sole shareholder of MSVC II and MSIT, controls the actions of MSVC II and MSIT. Therefore, Morgan Stanley may be deemed to have beneficial ownership of the 1,148,460 Common Shares held collectively by MSVC II and MSIT.

     (b) Percent of class: (1)


Morgan Stanley Dean Witter & Co.           5.8% of the Common Shares
MSIT Holdings, Inc.                        4.9% of the Common Shares
Morgan Stanley Venture Capital II, Inc.    0.9% of the Common Shares

-------------------
(1) Based on the 19,872,874 shares of common stock reported to be outstanding as of October 31, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

(c)  Number of shares as to which such person has:


                                                                     (ii)                (iii)              (iv)
                                                  (i)           Shared power to      Sole power to         Shared power to
                                          Sole power to vote   vote or to direct  dispose or to direct  dispose or to direct
                                        or to direct the vote       the vote       the disposition of    the disposition of
                                        ---------------------  -----------------  --------------------  --------------------
Morgan Stanley Dean Witter & Co.                 - 0 -             1,148,460             - 0 -               1,148,460

MSIT Holdings, Inc.                              - 0 -               967,775             - 0 -                 967,775

Morgan Stanley Venture Capital II, Inc.          - 0 -               180,685             - 0 -                 180,685



Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9.  Notice of Dissolution of Group.

     N/A

Item 10. Certifications.

     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                            Date:  February 14, 2001
                                            ------------------------------------


                                            MORGAN STANLEY DEAN WITTER & CO.

                                            By: /s/ Peter R. Vogelsang
                                            ------------------------------------
                                            Name: Peter R. Vogelsang
                                            Title: Authorized Signatory


                                            MORGAN STANLEY VENTURE CAPITAL II,
                                              INC.

                                            By: /s/ Debra Abramowitz
                                            ------------------------------------
                                            Name: Debra Abramowitz
                                            Title: Vice President and Treasurer


                                            MSIT HOLDINGS, INC.

                                            By: /s/ Scott Graflund
                                            ------------------------------------
                                            Name: Scott Graflund
                                            Title: President


     The original statement shall be signed by each person on whose behalf the statement is filed or his, her or its authorized representative. If the statement is signed on behalf of a person by an authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath the signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                 Exhibit Index

                                                                            Page
                                                                            ----
Exhibit 1    --    Joint Filing Agreement                                     9